Exhibit D



                                  March 12, 1996





Re:    Statement on Form U-1 of
       Gulf Power Company
       (herein called the "Company")
       File No. 70-8229


Securities and Exchange Commission
Washington, DC  20549

Gentlemen:

     We have read the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the transactions described particularly in Amendment No. 9 (Post-Effective No. 7) and Amendment No. 10 (Post-Effective No. 8) to such statement relating to the issuance of Revenue Bonds (as defined therein).


       We are of the opinion that:

       (a) the Company is validly organized and duly existing as a corporation under the laws of the State of Maine and is duly authorized to do business as a foreign corporation in the States of Florida, Georgia and Mississippi;

       (b) the transactions have been consummated in accordance with such statement on Form U-1, as amended;

       (c) all state laws applicable to the transactions have been complied with;

       (d) the Collateral Bond and the Company's Notes evidencing its obligations with respect to the Revenue Bonds are valid and binding obligations of the Company in accordance with their terms; and

       (e) the consummation of such transactions did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.




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Securities and Exchange Commission
March 12, 1996
Page 2



              We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing thereof with the Commission at the time of the filing by the Company of its certificate of notification pursuant to Rule 24.

                                               Very truly yours,

                                               /s/ Beggs & Lane

                                                   Beggs & Lane